Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeff Lambert or Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500

Fremont Michigan InsuraCorp, Inc. Shareholders Approve Acquisition by Auto Club Insurance Association

FREMONT, Mich. – July 22, 2011 – Shareholders of Fremont Michigan InsuraCorp, Inc. (“Fremont”) (OTCQB: FMMH) voted to approve and adopt the merger agreement with Auto Club Insurance Association (“Auto Club”) at a special meeting of shareholders held today.

Based upon the preliminary tally of shares voted at the special meeting of shareholders, 1,358,246, or 76.1%, of the outstanding voting shares of Fremont voted in favor of the approval and adoption of the merger agreement. A total of 1,389,169 shares were voted at the meeting, representing 77.8% of Fremont’s outstanding voting shares.

The merger is expected to close on Aug. 1, 2011. Following the closing of the merger, Fremont’s shareholders will be entitled to receive $36.15 per share in cash.

About Fremont

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Mich., the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Trading in Fremont’s common stock is reported on the OTC Market (OTCQB) under the symbol “FMMH.”

About Auto Club

Auto Club Insurance Association and its affiliates offer a full range of personal lines insurance products and services. ACIA is an affiliate of AAA Auto Club Group, which provides membership, travel and financial services to more than 4.2 million members in Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, North Dakota and Wisconsin.

Forward-Looking Statements

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond Fremont’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont. For a list of factors which could affect Fremont’s results, see Fremont’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in Fremont’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont will be those anticipated by management. Factors that might cause such a difference include, without limitation, the possibility that the closing does not occur or is delayed, either due to the failure of closing conditions or other reasons. Other factors not currently anticipated by management may also materially and adversely affect the closing of the merger transaction. Fremont does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.